Exhibit 99

For Immediate Release

Media Contacts:	Investor Contacts:
Susan Busch, Director of Corporate PR	Jennifer Driscoll, Vice President of Investor Relations
(612) 291-6114 or susan.busch@bestbuy.com	(612) 291-6110 or jennifer.driscoll@bestbuy.com

Kelly Groehler, Senior Manager of Corporate PR	Andrew Lacko, Senior Director of Investor Relations
(612) 291-6115 or kelly.groehler@bestbuy.com	(612) 291-6992 or andrew.lacko@bestbuy.com

Wade Bronson, Director of Investor Relations
(612) 291-5693 or wade.bronson@bestbuy.com

Best Buy Reports Better-Than-Expected
Revenue and Net Earnings

Company reports fiscal fourth-quarter diluted EPS of $1.35; Q4 adjusted diluted EPS is $1.61, excluding restructuring and impairment charges

Retailer expects fiscal 2010 diluted EPS of $2.50 to $2.90

Fourth-Quarter Performance Summary

(U.S. dollars in millions, except per share amounts)

	Three Months Ended
	Feb. 28, 2009	Mar. 1, 2008
Revenue	$14,724	$13,418
Comparable store sales % change[1]	(4.9)%	(0.2)%
Gross profit as % of revenue	24.6%	23.7%
SG&A as % of revenue	17.0%	15.2%
Operating income	$980	$1,143
Operating income as % of revenue	6.7%	8.5%
Net earnings	$570	$737
Diluted EPS	$1.35	$1.71
Adjusted diluted EPS[2]	$1.61	$1.71

1 Comprised of revenue at stores, call centers and Web sites operating for at least 14 full months, as well as remodeled and expanded locations. Relocated stores are excluded from the comparable store sales calculation until at least 14 full months after reopening. Acquired stores are included in the comparable store sales calculation beginning with the first full quarter following the first anniversary of the date of the acquisition. The calculation of the comparable store sales percentage change excludes the effect of fluctuations in foreign currency exchange rates. The method of calculating comparable store sales varies across the retail industry. As a result, Best Buy’s method of calculating comparable store sales may not be the same as other retailers’ methods.

2 See the supplemental schedules, titled “Reconciliation of Non-GAAP Financial Measures,” attached to this news release for a reconciliation of diluted EPS and adjusted diluted EPS, as well as other non-GAAP financial measures presented herein.

MINNEAPOLIS, Mar. 26, 2009 — Best Buy Co., Inc. (NYSE: BBY) today reported net earnings of $570 million, or $1.35 per diluted share, for its fiscal fourth quarter ended on Feb. 28, 2009. The leading consumer electronic retailer’s net earnings declined by 23 percent compared with $737 million, or $1.71 per diluted share, for the prior-year period.

The company also reported that it recorded pre-tax restructuring and impairment charges totaling $144 million ($112 million after-tax or $0.26 per diluted share) in its fiscal fourth quarter. Excluding these charges, adjusted net earnings were $682 million, or $1.61 per diluted share, a decrease of 6 percent compared with the previous year’s period. Analysts surveyed by First Call on average expected Best Buy’s fiscal fourth quarter earnings per diluted share to be $1.38, excluding the charges. The negative impacts of a comparable store sales decline were partially offset by revenue gains from new store openings as well as an improvement in the gross profit rate. A reconciliation of adjusted net earnings, adjusted diluted earnings per share and other non-GAAP financial measures for the fiscal fourth-quarter and full year are presented in the supplemental schedule attached to this news release.

The fourth-quarter restructuring charges included a $78 million pre-tax charge for separation costs, which were incurred in order to reduce its ongoing cost structure and to support its fiscal 2010 priorities. This figure included $61 million for voluntary separation costs at its corporate campus, as disclosed on Jan. 8, plus $17 million for further staff reductions at the corporate campus as well as reductions in Canada and at Seattle-based Magnolia Audio Video.

The fiscal fourth-quarter results also included non-cash asset impairment charges totaling $66 million related to the current valuation of intangible assets associated with the company’s Speakeasy business. These asset impairment charges reflected the company’s estimate of the current fair value of Speakeasy, and did not reflect the ongoing commitment and belief Best Buy has in the strategic value of this broadband voice and data services provider.

Diluted earnings per share for the fiscal year totaled $2.39, compared with $3.12 in fiscal 2008. Adjusted diluted earnings per share for the fiscal year totaled $2.88. Restructuring and impairment charges and the third-quarter investment impairment charge were expressly excluded from the company’s previously announced guidance range.

“We prepared for reduced consumer spending, and we were pleased when the quarter finished stronger than it began,” said Brad Anderson, chief executive officer and vice chairman of Best Buy. “This company continues to innovate and take market share because of our culture, our talented employees and our commitment to serving customers.”

Fourth Quarter Brings Improved Gross Profit Rate, Tight Expense Control

For the fiscal 2009 fourth quarter, Best Buy’s revenue increased 10 percent to $14.7 billion, compared with revenue of $13.4 billion for the fourth quarter of fiscal 2008. The revenue increase reflected the inclusion of Best Buy Europe’s revenue and gains from the net addition of 213 new stores in the past 12 months. Revenue gains were offset by a comparable store sales decline of 4.9 percent and the unfavorable impact of foreign currency fluctuations. Excluding foreign currency effects and the impact of adding Best Buy Europe, total fiscal fourth-quarter revenue declined 2 percent versus the prior-year period. The comparable store sales decline for the fourth quarter was driven by a reduction in customer traffic, partially offset by an increase in the average ticket. The company noted that U.S. comparable store sales declined 2.5 percent in the combined January and February period, compared to the 6.8-percent comparable store sales decline for December, as reported by the company on Jan. 9, 2009.

The gross profit rate for the fiscal fourth quarter was 24.6 percent of revenue, compared with 23.7 percent of revenue for the prior-year period. This increase was driven primarily by the inclusion of Best Buy Europe, which predominantly features sales of higher-margin mobile phones. A higher gross profit rate in several key product categories in the domestic segment, notably home theater and computing, also added to the increase. Partially offsetting these improvements was an unfavorable mix shift to notebook computers, which carry a lower gross profit rate. The unfavorable mix shift was muted by a mix shift to higher-margin mobile phones in the domestic business, which resulted from the national deployment of Best Buy Mobile.

Best Buy’s selling, general and administrative expense (SG&A) rate increased to 17.0 percent of revenue for the fiscal fourth quarter, compared with 15.2 percent of revenue for the prior year’s fiscal fourth quarter. The inclusion of Best Buy Europe’s higher-cost operating model drove most of the increase. In addition, incentive compensation expense declined due to the company’s earnings performance. The deleverage of expenses associated with lower revenue was not as great as originally expected as comparable store sales for the quarter exceeded the high end of the company’s forecast range. As planned, the company also lowered its spending in discretionary areas and met its expectations for cost reductions in the period.

Net other expense was $17 million in the fiscal fourth quarter, compared with net other income of $22 million in the prior year’s period. The change reflected higher interest expense due to increased borrowings and lower interest income.

The company’s effective income tax rate rose to 39.2 percent for the fiscal fourth quarter, compared with 36.8 percent in the prior year period. The increase was primarily due to the non-deductibility of the company’s goodwill impairment charge.

Company’s Performance Indicators Remain Strong

Highlights of the fiscal fourth quarter included:

•      The company estimated that as of Jan. 31, 2009, its domestic market share grew year over year by approximately 1.2 percentage points, to nearly 22 percent. This increase reflected the impact of new store openings, solid store execution, competitors’ store closings, and strength in key product categories such as notebook computers and flat-panel TVs. The company’s Best Buy Europe business showed continued strong market share gains in a declining handset market.

•      Customer satisfaction scores improved 150 basis points versus fiscal 2008.

•      The company continued to enhance its Reward Zone loyalty program with nearly 2 million memberships in Reward Zone’s Premier Silver tier, which is designed to recognize its top U.S. customers.

•      The company reduced its inventory levels as a result of the dramatic changes in consumer demand. Best Buy exceeded its expectations for inventory reductions at the end of the fiscal fourth quarter. The company also noted that its domestic business experienced inventory shortages in certain product categories late in the quarter, due to higher-than-planned demand and limited availability of product in the industry.

•      U.S. Best Buy stores accelerated their improvement in employee turnover in fiscal 2009. Employee turnover in U.S. Best Buy stores improved by 16 percentage points, year over year, to 44 percent.

“I’m proud of what our employees delivered during this difficult quarter,” said Brian Dunn, president and chief operating officer of Best Buy, who becomes CEO in June. “We responded quickly and effectively to the rapid changes in the macro-economic climate. It’s challenging to accurately gauge the level of demand, which has resulted in inventory gaps that have limited our ability to fully meet customer demand. We’re addressing those areas and we continue to see tremendous opportunities around us. We remain focused on what matters most to us — helping customers get what they want and need out of technology.”

Company Establishes Fiscal 2010 EPS Outlook of $2.50 to $2.90

Jim Muehlbauer, Best Buy’s executive vice president of finance and CFO, said, “Fourth-quarter revenue exceeded our expectations on stronger-than-anticipated consumer demand. We continued to gain market share in most of our key categories. While facing liquidation sales of a large competitor, we continued to improve the gross profit rate in our domestic segment. We also responded quickly to the changes in the environment and made significant adjustments to our cost structure and inventory levels. Looking to fiscal 2010, we expect to continue making improvements to our capabilities and cost structure as we prepare for a wide variety of scenarios in consumer demand.”

The company’s guidance range for the fiscal year ending on Feb. 27, 2010, included the following assumptions:

•      Revenue of $46.5 billion to $48.5 billion (which assumes $700 million of pressure due to fluctuations in foreign currency exchange rates), an average increase of 6 percent.

•      The opening of approximately 65 net new stores, including approximately 45 new store openings in the domestic segment and approximately 20 net new stores in the international segment.

•      A comparable store sales change of 0 percent (flat) to down 5 percent.

•      A gross profit rate improvement of 20 to 30 basis points.

•      An increase in SG&A dollars of approximately 1 percent, excluding fiscal 2009 acquisitions.

•      An effective income tax rate of 38 percent to 38.5 percent.

•      Capital expenditures of approximately $700 million, including approximately $100 million of projected capital expenditures in Europe.

•      Earnings per diluted share of $2.50 to $2.90, which represents an average decrease of 6 percent versus fiscal 2009’s adjusted diluted EPS.

Given the size of its investment in Europe and the complexity of modeling the results of Best Buy Europe, the company also provided benchmarks for this business. The company, in developing its fiscal 2010 guidance range, included an assumption for Best Buy Europe of revenue of approximately $5.3 billion, an operating income rate of 1.4 percent including purchase accounting amortization, and a modestly dilutive earnings impact to the enterprise. The company noted that results from Best Buy Europe, for fiscal 2010 and for the second half of fiscal 2009 as well, were lower than it expected when it initially completed the transaction.

“We expect consumer spending to remain challenging in fiscal 2010, and the complex mix of external factors that will influence their behavior makes forecasting the future increasingly difficult. We will continue to manage the business to maintain flexibility and ensure the health of the company. However, we are also committed to making focused improvements to our model, which we believe will provide a foundation for future growth and superior returns over the long-term,” said Muehlbauer.

The CFO added, “Opening fewer new stores this year supports our goal of increasing our free cash flow and is prudent, given the current environment. In the case of Europe, we are delaying our first new store openings due to the opportunity to secure better store locations, at today’s lower market prices. It’s more important to open them properly than to open them quickly. We currently are anticipating grand opening a small number of U.K. large-format stores and a supporting e-commerce platform in the spring of calendar 2010.”

Company’s U.S. Business Gains Market Share in Most Revenue Categories

Domestic Performance Summary

(U.S. dollars in millions)

	Three Months Ended		Twelve Months Ended
	Feb. 28, 2009	Mar. 1, 2008	Feb. 28, 2009	Mar. 1, 2008
Revenue	$11,288	$11,184	$35,070	$33,328
Comparable store sales % change	(4.8)%	(0.9)%	(1.3)%	1.9%
Gross profit as % of revenue	24.6%	24.2%	24.6%	24.5%
SG&A as % of revenue	15.5%	14.9%	19.2%	18.5%
Operating income	$883	$1,042	$1,758	$1,999
Operating income % of revenue	7.8%	9.3%	5.0%	6.0%
Adj. operating income[1]	$1,021	$1,042	$1,896	$1,999
Adj. operating income % of revenue[1]	9.0%	9.3%	5.4%	6.0%

1 A reconciliation of operating income to adjusted operating income (in dollars and as a percentage of revenue) and other non-GAAP financial measures for the fiscal 2009 fourth quarter and full year are presented in the supplemental schedules attached to this news release, titled “Reconciliation of Non-GAAP Financial Measures.”

Best Buy’s domestic segment reported fiscal fourth-quarter adjusted operating income of $1,021 million, a decrease of $21 million, compared with the prior year’s fiscal fourth quarter. The domestic segment’s fiscal fourth-quarter revenue totaled $11.3 billion, an increase of nearly 1 percent versus the prior year’s fourth quarter. Growth from the net addition of 136 new store openings in the past 12 months was offset by a comparable store sales decline of 4.8 percent. The comparable store sales decline reflected a decrease in customer traffic, which was muted in part by an increase in the average ticket. The company said it believes it continued to gain market share in most of its key product categories during the fiscal quarter.

The change in the domestic segment’s operating income rate reflected a 40-basis-point improvement in the gross profit rate offset by a 60-basis-point increase in the SG&A rate. The improvement in the gross profit rate was primarily in the television and computing categories and also reflected a shift in the revenue mix toward higher-margin mobile phones. Partially offsetting these improvements was a continued shift in the revenue mix toward lower-margin notebook computers. The company commented that the promotional environment was largely similar to what the company expected for the period. The expected increase in the SG&A rate was primarily driven by deleverage of expenses associated with the comparable store sales decline, which was partially offset by lower incentive compensation.

Domestic Category Summary

	Revenue Mix Summary		Comparable Store Sales
	Three Months Ended		Three Months Ended
Revenue Category	Feb. 28, 2009	Mar. 1, 2008	Feb. 28, 2009	Mar. 1, 2008
Consumer Electronics	40%	42%	(8.6)%	(5.6)%
Home Office	30%	26%	8.1%	6.3%
Entertainment Software	21%	23%	(11.0)%	1.0%
Appliances	4%	4%	(20.5)%	(6.0)%
Services	5%	5%	2.2%	2.6%
Other	<1%	<1%	n/a	n/a
Total	100%	100%	(4.8)%	(0.9)%

The home office revenue category, which accounted for 30 percent of domestic fiscal fourth-quarter revenue, had an 8.1-percent comparable store sales gain. A low double-digit comparable store sales increase for notebook computers fueled the growth as customers increasingly view notebook computers as a necessary utility. Mobile phones and accessories experienced a nearly triple-digit comparable store sales gain, reflecting significant market share gains.

The services revenue category accounted for 5 percent of fourth-quarter revenue. On a comparable store sales basis, the services revenue category increased 2.2 percent. A low double-digit comparable store sales gain in the computer repair business combined with a low single-digit gain in warranty sales drove the increase. Warranty average selling prices increased in the fiscal fourth quarter versus the prior year period due to the recent introduction of Best Buy’s Geek Squad Black Tie Protection offer, a premium warranty business that provides customers with more choice and value.

Consumer electronics, which represented 40 percent of fiscal fourth-quarter revenue, posted an 8.6-percent comparable store sales decline.  A mid-single-digit comparable store sales gain in the fiscal quarter in flat-panel televisions was more than offset by low double-digit declines in digital cameras, MP3 players and GPS devices.

The entertainment software revenue category, which comprised 21 percent of fourth-quarter revenue, experienced an 11.0-percent decline in comparable store sales. Low double-digit declines in DVDs and CDs drove this change. Video gaming comparable store sales had a low single-digit decrease on top of a low-double-digit increase in the prior year’s period. The company noted that the availability of video game hardware improved during the quarter.

The appliances revenue category, which totaled 4 percent of fiscal 2009 fourth-quarter revenue, showed a comparable store sales decline of 20.5 percent. This decrease was driven by a low double-digit decline in comparable store sales of major appliances amid a depressed housing market.

International Segment Affected by Canadian Economic Slowdown and Foreign Currency

International Performance Summary

(U.S. dollars in millions)

	Three Months Ended		Twelve Months Ended
	Feb. 28, 2009	Mar. 1, 2008	Feb. 28, 2009	Mar. 1, 2008
Revenue	$3,436	$2,234	$9,945	$6,695
Comparable store sales % change	(5.3)%	3.4%	(0.9)%	9.0%
Gross profit as % of revenue	24.7%	20.9%	23.9%	20.7%
SG&A as % of revenue	21.8%	16.4%	22.7%	18.3%
Operating income	$97	$101	$112	$162
Operating income % of revenue	2.8%	4.5%	1.1%	2.4%
Adj. operating income[1]	$103	$101	$118	$162
Adj. operating income % of revenue[1]	3.0%	4.5%	1.2%	2.4%

1 A reconciliation of operating income to adjusted operating income (in dollars and as a percentage of revenue) and other non-GAAP financial measures for the fiscal 2009 fourth quarter and full year are presented in the supplemental schedule attached to this news release, titled “Reconciliation of Non-GAAP Financial Measures.”

 “Our international operations were not immune to the global slowdown,” said Bob Willett, CEO-International and chief information officer for Best Buy. “As a result, Canada’s lower profits were not sufficient to offset start-up investments in other countries. Due to the current global economic situation, we will be pacing our investments, linking much more closely to the consumer’s ability to take advantage of those investments. While we plan to continue to plant seeds of future growth, like we have in Europe and Mexico, our focus this year will be on sweating our existing assets across the globe.”

The international segment’s fiscal fourth-quarter revenue rose 54 percent to $3.4 billion. The revenue increase was driven by the inclusion of revenue from Best Buy Europe as well as the net addition of 77 new stores (of which 50 were small-format locations in Europe) in the past 12 months. Partially offsetting these gains was the negative impact of foreign currency fluctuations and a comparable store sales decline of 5.3 percent. Excluding the addition of Best Buy Europe and the negative impact of fluctuations in foreign currency exchange rates, international revenue was essentially unchanged versus the prior year. Canada reported a mid-single-digit decline in comparable store sales as customer traffic slowed in the period, similar to U.S. trends. The company’s China operations experienced a mid-single-digit decrease in comparable store sales.

The company’s international segment generated $103 million in adjusted operating income for the fiscal fourth quarter, compared with $101 million for the prior year’s period. The international segment’s adjusted operating income rate declined, reflecting a 380-basis-point increase in the gross profit rate, offset by a 540-basis-point increase in the SG&A rate. The improvement in the gross profit rate reflected the higher margins of Best Buy Europe’s mobile phone business combined with an improvement in the gross profit rate in China. The European business’ gross profit rate was below expectations due to a more promotional environment and a shift in the revenue mix to lower-margin products. The increase in the SG&A rate was primarily driven by the inclusion of Best Buy Europe, which has a higher-cost selling model; deleverage on comparable store sales declines in Canada and China; and start-up expenses in China, Mexico and Turkey.

As previously disclosed in a Current Report on Form 8-K filed on Feb. 10, 2009, during the fiscal fourth quarter, Best Buy completed its contractual obligation to acquire the remaining 25-percent interest in Jiangsu Five Star for a purchase price of $190 million. This transaction is expected to accelerate the integration of Best Buy and Five Star in China.

Annual Results and Additional Information

For fiscal 2009, Best Buy’s financial results included:

•                  Total revenue of $45.0 billion, a 13-percent increase year-over-year

•                  A gross profit rate of 24.4 percent of revenue, a 50-basis-point increase year-over-year

•                  An SG&A rate of 20.0 percent of revenue, a 150-basis-point increase year-over-year

•                  Net earnings of $2.39 per diluted share, a 23-percent decrease year-over-year

•                  Adjusted net earnings of $2.88 per diluted share, an 8-percent decrease year-over-year. (A reconciliation of diluted EPS to adjusted diluted EPS and other non-GAAP financial measures for fiscal 2009 is presented in the supplemental schedules attached to this news release.)

Best Buy finished the fourth quarter and fiscal year with $162 million outstanding under its $2.3 billion domestic line of credit, and the company had cash and short-term investments of $509 million. On Jan. 27, 2009, the company paid a dividend of 14 cents per share, or $57 million in the aggregate, which was an 8-percent increase compared with the dividend per share paid in the prior year’s fiscal fourth quarter. The company did not repurchase any of its common stock during the quarter.

Separately, the company reported that it plans to deliver proxy voting materials electronically this year unless a shareholder affirmatively requests paper copies. Last year, the company was a voluntary adopter of the notice and access program, which allows companies to send proxy voting materials electronically versus automatically shipping hard copies to shareholders. Nearly 90 percent of Best Buy’s shareholders selected electronic distribution last year, resulting in significant savings in printing costs and paper usage, without substantially affecting voting response rates. The company expects this year’s proxy statement, Annual Report on Form 10-K and voting instructions to be available to its shareholders online beginning on May 12, 2009.

More details regarding historical store counts and square footage are available on the company’s Web site under “For Our Investors.”

Best Buy is scheduled to conduct an earnings conference call at 10 a.m. Eastern Time (9 a.m. Central Time) on March 26, 2009. The call is expected to be available on its Web site both live and after the call at www.BestBuy.com. The public may access the call by clicking on “For Our Investors.”

Forward-Looking and Cautionary Statements:

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 as contained in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that reflect management’s current views and estimates regarding future market conditions, company performance and financial results, business prospects, new strategies, the competitive environment and other events. You can identify these statements by the fact that they use words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “project,” “plan,” “outlook,” and other words and terms of similar meaning. These statements involve a number of risks and uncertainties that could cause actual results to differ materially from the potential results discussed in the forward-looking statements. Among the factors that could cause actual results and outcomes to differ materially from those contained in such forward-looking statements  include the following: general economic conditions, acquisitions and development of new businesses, divestitures, product availability, sales volumes, pricing actions and promotional activities of competitors, profit margins, weather, changes in law or regulations, foreign currency fluctuation, availability of suitable real estate locations, the company’s ability to react to a disaster recovery situation, the impact of labor markets and new product introductions on overall profitability, failure to achieve anticipated benefits of announced transactions and integration challenges relating to new ventures.  A further list and description of these risks, uncertainties and other matters can be found in the company’s annual report and other reports filed from time to time with the Securities and Exchange Commission, including, but not limited to, Best Buy’s Annual Report on Form 10-K filed with the SEC on April 30, 2008. Best Buy cautions that the foregoing list of important factors is not complete and assumes no obligation to update any forward-looking statement that it may make.

About Best Buy Co., Inc.

With operations in the United States, Canada, Europe, China and Mexico, Best Buy is a multinational retailer of technology and entertainment products and services with a commitment to growth and innovation. The Best Buy family of brands and partnerships collectively generates more than $45 billion in annual revenue and includes brands such as Best Buy; Audiovisions; The Carphone Warehouse; Future Shop; Geek Squad, Jiangsu Five Star; Magnolia Audio Video; Napster; Pacific Sales; The Phone House; and Speakeasy. Approximately 155,000 employees apply their talents to help bring the benefits of these brands to life for customers through retail locations, multiple call centers and Web sites, in-home solutions, product delivery and activities in our communities. Community partnership is central to the way we do business at Best Buy. In fiscal 2009, we donated a combined $33.4 million to improve the vitality of the communities where our employees and customers live and work. For more information about Best Buy, visit www.bestbuy.com.

BEST BUY CO., INC.

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

($ in millions, except per share amounts)

(Unaudited and subject to reclassification)

	Three Months Ended		Twelve Months Ended
	Feb. 28, 2009	Mar. 1, 2008	Feb. 28, 2009	Mar. 1, 2008
Revenue	$14,724	$13,418	$45,015	$40,023
Cost of goods sold	11,101	10,240	34,017	30,477
Gross profit	3,623	3,178	10,998	9,546
Gross profit %	24.6%	23.7%	24.4%	23.9%
Selling, general and administrative expenses	2,499	2,035	8,984	7,385
SG&A %	17.0%	15.2%	20.0%	18.5%
Restructuring charges	78	—	78	—
Goodwill and tradename impairment	66	—	66	—
Operating income	980	1,143	1,870	2,161
Operating income %	6.7%	8.5%	4.2%	5.4%
Other income (expense)
Investment income and other	8	31	35	129
Investment impairment	—	—	(111)	—
Interest expense	(25)	(9)	(94)	(62)
Earnings before income tax expense and minority interests	963	1,165	1,700	2,228
Income tax expense	378	429	674	815
Effective tax rate	39.2%	36.8%	39.6%	36.6%
Minority interests	(17)	1	(30)	(3)
Equity in earnings (loss) of affiliates	2	—	7	(3)
Net earnings	$570	$737	$1,003	$1,407

Earnings per share
Basic	$1.38	$1.76	$2.43	$3.20
Diluted[1]	$1.35	$1.71	$2.39	$3.12

Dividends declared per common share	$0.14	$0.13	$0.54	$0.46

Weighted average common shares outstanding (in millions)
Basic	413.6	418.2	412.5	439.9
Diluted[1]	423.2	431.4	422.9	452.9

1                   The calculation of diluted earnings per share assumes the conversion of our convertible debentures due in 2022 into 8.8 million shares of common stock and adds back the related after-tax interest expense of $1.5 and $1.4 for the three months ended Feb. 28, 2009, and March 1, 2008, respectively, and $5.9 and $5.8 for the 12 months ended Feb. 28, 2009, and March 1, 2008, respectively.

BEST BUY CO., INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

($ in millions)

(Unaudited and subject to reclassification)

	Feb. 28,	Mar. 1,
	2009	2008
ASSETS
Current assets
Cash and cash equivalents	$498	$1,438
Short-term investments	11	64
Receivables	1,868	549
Merchandise inventories	4,753	4,708
Other current assets	1,062	583
Total current assets	8,192	7,342
Net property & equipment	4,174	3,306
Goodwill	2,203	1,088
Tradenames	173	97
Equity and other investments	395	605
Other assets	689	320
TOTAL ASSETS	$15,826	$12,758

LIABILITIES & SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	$4,997	$4,297
Accrued liabilities	2,601	2,283
Short-term debt	783	156
Current portion of long-term debt	54	33
Total current liabilities	8,435	6,769
Long-term liabilities	1,109	838
Long-term debt	1,126	627
Minority interests	513	40
Shareholders’ equity	4,643	4,484
TOTAL LIABILITIES & SHAREHOLDERS’ EQUITY	$15,826	$12,758

BEST BUY CO., INC.

RECONCILIATION OF  NON-GAAP FINANCIAL MEASURES

($ in millions, except per share data)

 (Unaudited and subject to reclassification)

The following information provides reconciliations of non-GAAP financial measures presented in the accompanying news release to the most comparable financial measures calculated and presented in accordance with accounting principles generally accepted in the U.S. (“GAAP”). The company has provided non-GAAP financial measures, which are not calculated or presented in accordance with GAAP, as information supplemental and in addition to the financial measures presented in the accompanying news release that are calculated and presented in accordance with GAAP. Such non-GAAP financial measures should not be considered superior to, as a substitute for, or as an alternative to, and should be considered in conjunction with, the GAAP financial measures presented in the news release. The non-GAAP financial measures in the accompanying news release may differ from similar measures used by other companies.

As used in the accompanying news release, the company defines adjusted operating income, adjusted net earnings and adjusted diluted earnings per share for the periods presented as its reported operating income, net earnings and diluted earnings per share for those periods calculated in accordance with GAAP adjusted to exclude the effects of an investment impairment (which occurred in the third quarter of fiscal 2009) as well as the restructuring charges, a goodwill impairment and a tradename impairment (all of which occurred in the fourth quarter of fiscal 2009).

These non-GAAP financial measures provide the company and investors with an understanding of the company’s operating income, net earnings and diluted earnings per share adjusted to exclude the effect of the charges described above.  These non-GAAP financial measures assist the company and investors in making a ready comparison of the company’s operating income, net earnings and diluted earnings per share for its fiscal quarter and year ended Feb. 28, 2009, against the company’s results for the respective prior periods, against results in future periods, and against recent, published analysts’ estimates of the company’s diluted earnings per share for those periods that did not include the effect of such charges.

The following table reconciles operating income, net earnings and diluted earnings per share (GAAP financial measures) to adjusted operating income, adjusted net earnings and adjusted diluted earnings per share (non-GAAP financial measures) for the periods presented.

	Three Months Ended		Twelve Months Ended
	Feb. 28, 2009		Feb. 28, 2009
	$	% of Revenue	$	% of Revenue
Domestic
Operating income	$883	7.8%	$1,758	5.0%
Restructuring charges	72	0.6%	72	0.2%
Goodwill and tradename impairment	66	0.6%	66	0.2%
Adjusted operating income	$1,021	9.0%	$1,896	5.4%

International
Operating income	$97	2.8%	$112	1.1%
Restructuring charges	6	0.2%	6	0.1%
Goodwill and tradename impairment	—	—	—	—
Adjusted operating income	$103	3.0%	$118	1.2%

Consolidated
Net earnings	$570		$1,003
After-tax impact of investment impairment	—		96
After-tax impact of restructuring charges	48		48
After-tax impact of goodwill and tradename impairment	64		64
Adjusted net earnings	$682		$1,211

Diluted EPS	$1.35		$2.39
Per share impact of investment impairment	—		0.23
Per share impact of restructuring charges	0.11		0.11
Per share impact of goodwill and tradename impairment	0.15		0.15
Adjusted diluted EPS	$1.61		$2.88

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